Exhibit 23.2

KPMG LLP
Chartered Accountants	Telephone	(403) 691-8000
3100 205 - 5th Avenue SW	Telefax	(403) 691-8008
Calgary AB T2P 4B9	Internet	www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Triangle Petroleum Corporation

We consent to the use of our report dated April 13, 2011, with respect to the consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows of Triangle Petroleum Corporation and its subsidiaries for the year ended January 31, 2011, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chartered Accountants
Calgary, Canada
March 28, 2014

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative
(“KPMG International”), a Swiss entity.
KPMG Canada provides services to KPMG LLP.